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Exhibit 8.1

[SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP LETTERHEAD]

October 29, 2003

Business Objects S.A.
157-159 Rue Anatole France
92300 Levallois-Perret
France

        Re:    Registration Statement on Form S-4 (File No. 333-108400)

Ladies and Gentlemen:

        We have acted as special counsel to Business Objects S.A., a societe anonyme organized under the laws of the Republic of France ("Parent"), in connection with the preparation of a Registration Statement on Form S-4 (File No. 333-108400) filed with the Securities and Exchange Commission (the "Commission") on August 29, 2003, as amended through the date hereof (the "Registration Statement"), with respect to the Agreement and Plan of Merger dated as of July 18, 2003, as amended on August 29, 2003 (the "Agreement"), by and among Parent, Borg Merger Sub I, a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Borg Merger Sub I"), Borg Merger Sub III, a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Borg Merger Sub III"), Business Objects Americas, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("BOA") (as assignee of Borg Merger Sub II, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent), Seagate Software (Cayman) Holdings Corporation, a Delaware corporation ("Holdco"), and Crystal Decisions, Inc., a Delaware corporation (the "Company"). All capitalized terms used herein, but not defined herein, shall have the meanings ascribed to them in the Agreement.

        In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreement; (ii) the Registration Statement; and (iii) such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. Our opinion is conditioned upon the initial and continuing accuracy of the facts, information, and analyses set forth in such documents, certificates, and records. We have assumed that the Mergers will be consummated in accordance with the Agreement.

        For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. We have assumed that the Agreement and such other documents, certificates, and records are duly authorized, valid, and enforceable.

        In rendering our opinion, we have relied upon statements and representations of officers and other representatives of Parent, Borg Merger Sub I, Borg Merger Sub III, BOA, Holdco, the Company, and others, and we have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief. Furthermore, we have assumed that the fair market value of a share of Parent Common Stock will be equal to the greater of the sale price of a share of Parent Common Stock at the Effective Time or at closing of the NASDAQ National Market on the day of the Effective Time. In addition, our opinion is subject to the qualifications, conditions, and assumptions set forth in the Registration Statement under the heading "Material U.S. Federal Income Tax Consequences."

        Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusion expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

        Based upon and subject to the foregoing, in the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, under current United States federal income tax law, the statements regarding United States federal income tax consequences set forth in the Registration Statement under the heading "Material U.S. Federal Income Tax Consequences," insofar as they constitute statements of law or legal conclusions constitute our opinion as to such tax consequences.

        Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of subsequent changes relating to matters considered herein or of any subsequent changes in applicable law.

        We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the use of our name under the headings "Material U.S. Federal Income Tax Consequences" and "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

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  Exhibit 8.1